AMENDMENT TO SUB-ADVISORY AGREEMENT

Among

GOLDMAN SACHS ASSET MANAGEMENT, L.P.,

GW CAPITAL MANAGEMENT, LLC

And

MAXIM SERIES FUND, INC.

THIS AMENDMENT (this “Amendment”) is made and entered into as of the 4th day of May 2012 among Goldman Sachs Asset Management, L.P. (the “Sub-Adviser”), GW Capital Management, LLC (the “Adviser”), and Maxim Series Fund, Inc. (the “Fund”), (the Sub-Adviser, and together with the Adviser and the Fund, the “Parties”), and amends the Sub-Advisory Agreement among the Parties dated as of April 18, 2008 (the “Sub-Advisory Agreement”). All capitalized terms used in this Amendment and not defined herein shall have the meaning ascribed to them in the Sub-Advisory Agreement.

WHEREAS, the Parties entered into a Sub-Advisory Agreement;

WHEREAS, the Parties wish to amend the Sub-Advisory Agreement as set forth in this Amendment;

NOW, THEREFORE, the Parties agree as follows:

1.	All references to Maxim MidCap Value Portfolio shall now refer to Maxim Goldman Sachs MidCap Value Portfolio.

2.	Article II of the Sub-Advisory Agreement is amended to include:

E.	GS Marks.

(1)        The Sub-Adviser hereby grants the Adviser a limited, non-transferable, non-exclusive license, without the right to sub-license, to use the Sub-Adviser’s marks appearing on Exhibit 1 (the “GS Marks”) in its promotional and sales related materials for the sole purpose of promoting the Portfolio (the “Permitted Purpose”), only for so long as the Sub-Adviser serves as an investment adviser of the Portfolio and only with the prior written approval of the Sub-Adviser, such approval to be withheld for any reason or no reason. The Adviser will use the GS Marks only in the exact form, style and type prescribed by the Sub-Adviser and will acquire no ownership in the GS Marks by virtue of using them. The Adviser acknowledges the Sub-Adviser’s exclusive right, title and interest in and to the GS Marks and will not, at any time, do or cause to be done any act or thing contesting or impairing such rights, titles and interests. The Adviser further acknowledges that the sole right granted hereunder with respect to the GS Marks is to use the GS Marks solely and specifically in connection with the Permitted Purpose, and for no other purpose whatsoever. All goodwill that arises from the use of the GS Marks by the Adviser will inure to the sole benefit of the Sub-Adviser. Notwithstanding the above, for so long as the Sub-Adviser serves as investment advisor to the Portfolio, the Adviser and the Fund may use the Portfolio’s name (Maxim Goldman Sachs MidCap Value Portfolio) in the registration statement, shareholder reports, other SEC filings of the Portfolio and on the Fund’s web site and in marketing materials without the Sub-Adviser’s prior written consent.

(2)         Both the Sub-Adviser and the Adviser each retain and reserve the right to use their own trademarks, service marks, logos, names and symbols in the manner that each may have done prior to the Sub-Advisory Agreement and in any other lawful manner.

(3)        Neither the Sub-Adviser nor the Adviser will depart from the approved use of the GS Marks without the prior written consent of the party who provided the initial approval. Except as specifically provided otherwise in the Sub-Advisory Agreement, the Adviser will not, without the prior written consent of the Sub-Adviser in each instance, (i) use in advertising, publicity, marketing or other promotional materials or activities, the name, trade name, trademark, trade device, service mark or symbol, or any abbreviation, contraction or simulation thereof, of the Sub-Adviser, its affiliates, or their respective partners or employees, or (ii) represent, directly or indirectly, that any product or service provided by the Adviser has been approved or endorsed by the Sub-Adviser. This provision will survive termination or expiration of the Sub-Advisory Agreement.

(4)        The Sub-Adviser represents and warrants that it has full right and title to the GS Marks and any Sub-Adviser name, trade name, trademark, trade device, service mark or other symbol, or any abbreviation, contraction or simulation thereof, that it approves for use by the Adviser, and that the foregoing shall not infringe upon the intellectual property rights of any third party.

(5)        The Sub-Adviser shall have the right to immediately terminate the license provided by this section upon notice to the Adviser: (i) in the event of any breach or threatened breach of the terms hereof; (ii) with or without cause; or (iii) if the Sub-Adviser ceases to be an investment adviser of the Portfolio.

3.	Article VIII, Section B of the Sub-Advisory Agreement is restated as follows:

B.        Indemnification of Sub-adviser by Adviser. The Adviser agrees and undertakes to hold harmless, indemnify and protect the Sub-adviser from and again any and all Losses incurred or suffered by Sub-adviser as a result of (1) any breach of any representation or warranty, covenant or agreement made herein by Adviser, (2) the activities of Adviser under this Agreement and the Advisory Agreement (or omissions by the Adviser to carry out its obligations hereunder or thereunder), including the activities (or such omissions) of the Adviser’s directors, officers, employees, agents, subsidiaries and affiliates, and (3) Adviser’s breach of its obligations under Article II, Section E of this Agreement; provided, however, that in no event is Adviser’s indemnify in favor of Sub-adviser deemed to protect Sub-adviser against any liability to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under this Agreement.

4.	Schedule A to the Sub-Advisory Agreement shall be deleted in its entirety and Schedule A attached hereto shall be inserted in lieu thereof.

5.	Except as modified herein, the terms and conditions of the Sub-Advisory Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the Sub-Advisory Agreement, the terms of this Amendment shall prevail.

6.	This Amendment may be executed in counterparts, each of which shall be an original and both of which shall constitute one instrument.

IN WITNESS HEREOF, the Parties hereto have executed and delivered this Amendment effective as of the date first written above.

GW CAPITAL MANAGEMENT, LLC
(d/b/a Maxim Capital Management, LLC)

Attest:	/s/ R.L. Logsdon	By:	/s/ S.M. Corbett

Name:	R.L. Logsdon	Name:	S.M. Corbett

Title:	Assistant Vice President,	Title:	President & Chief Executive Officer
Counsel & Secretary

MAXIM SERIES FUND, INC.

Attest:	/s/ R.L. Logsdon	By:	/s/ M.C. Maiers

Name:	R.L. Logsdon	Name:	M.C. Maiers

Title:	Assistant Vice President,	Title:	Chief Financial Officer & Treasurer
Counsel & Secretary

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Attest:		By:	/s/ Greg R. Wilson

Name:		Name:	Greg R. Wilson

Title:		Title:	Managing Director

Exhibit 1

GOLDMAN SACHS ASSET MANAGEMENT LOGO

Schedule A – Portfolios

Maxim Goldman Sachs MidCap Value Portfolio